CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Capped Fixed-to-Floating Rate Notes Linked to the Consumer Prince Index	$7,500,000	$870.75
(1)  Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement No. 162 Dated March 29, 2011
to Registration Statement Nos. 333-162193 and 333-162193-01
(Prospectus Supplement Dated April 2, 2010
and Prospectus Dated April 2, 2010)
Rule 424(b)(5)

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THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018
Issuer:	The Royal Bank of Scotland N.V.	Pricing Date:	March 29, 2011
Lead Agent:	RBS Securities Inc.	Settlement Date:	March 31, 2011
Issue Price:	100%	Maturity Date:	March 31, 2018
CUSIP:	78009KRY0	ISIN:	US78009KRY00
Status and Guarantee:	Unsecured, unsubordinated obligations of the Issuer, fully and unconditionally guaranteed by the Issuer’s parent company, RBS Holdings N.V.
Payment at Maturity:
100% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the Maturity Date.  Any payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor.

Interest Payments:
Interest will be payable monthly in arrears on each Interest Payment Date.  Interest payable on or prior to March 31, 2012 will accrue based on the Initial Interest Rate.  Interest payable on each Interest Payment Date thereafter will accrue based on the Interest Rate Formula.

Interest Payment Dates:
The last day of each month, beginning on April 30, 2011, or if any such day is not a Business Day, on the following Business Day, and no additional interest will accrue in respect of the delay in the interest payment.  The last Interest Payment Date will be the Maturity Date.

Interest Rate Formula:
Interest payable after March 31, 2012 will accrue based on a rate per annum equal to the sum of: (a) the applicable CPI Inflation Adjustment (as described below), and (b) 1.75%, subject to the Minimum Interest Rate and the Maximum Interest Rate.

	Initial Interest Rate:	Minimum Interest Rate:	Maximum Interest Rate:
	5.00% per annum	0.00% per annum	8.00% per annum
CPI Inflation Adjustment:
The CPI Inflation Adjustment equals the percentage change in the Consumer Price Index between (a) the month that is 15 months prior to the month in which the applicable Interest Payment Period (as defined in this Pricing Supplement) begins, and (ii) the month that is three months prior to the month in which the applicable Interest Payment Period begins, calculated as described in this Pricing Supplement.

Consumer Price Index
The Consumer Price Index is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment published by the Bureau of Labor Statistics of the U.S. Department of Labor, as more fully described in this Pricing Supplement.

Comparable Yield:	4.38%
	Price to Public1	Agent’s Commission2	Proceeds to Issuer
Per Security	$1,000	$25.00	$975.00
Total	$7,500,000	$187,500	$7,312,500
1 Plus accrued interest from March 31, 2011 if settlement occurs after that date. 2 For additional information see “Plan of Distribution (Conflicts of Interest)” in this Pricing Supplement.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page 7 of this Pricing Supplement.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Notes, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Notes in market-making transactions.

RBS Securities Inc.
PRICE: $1,000 PER NOTE

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

WHERE YOU CAN FIND MORE INFORMATION

The Royal Bank of Scotland N.V. (“RBS N.V.”) and RBS Holdings N.V have filed a registration statement (including a Prospectus and Prospectus Supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this Pricing Supplement relates.  Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents that RBS N.V. and RBS Holdings N.V. have filed with the SEC for more complete information about RBS N.V., RBS Holdings N.V. and the offering of the Notes.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS N.V., any underwriter or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling toll free (866) 747-4332.

You should read this Pricing Supplement together with the Prospectus dated April 2, 2010, as supplemented by the Prospectus Supplement dated April 2, 2010 relating to our RBS NotesSM of which these Notes are a part.  This Pricing Supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this Pricing Supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Prospectus Supplement dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310001004/crt_dp17140-424b2.pdf
•      Prospectus dated April 2, 2010:
http://www.sec.gov/Archives/edgar/data/897878/000095010310000965/crt_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 897878.  As used in this Pricing Supplement, “RBS N.V.,” “the Company,” “we,” “us” or “our” refers to The Royal Bank of Scotland N.V.; “Holdings” refers to RBS Holdings N.V.

These Notes may not be offered or sold (i) to any person/entity listed on sanctions lists of the European Union, United States or any other applicable local competent authority; (ii) within the territory of Cuba, Sudan, Iran and Myanmar; (iii) to residents of Cuba, Sudan, Iran or Myanmar; or (iv) to Cuban Nationals, wherever located.

RBS NotesSM is a Service Mark of The Royal Bank of Scotland N.V.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

SUMMARY

The following summary does not contain all the information that may be important to you.  You should read this summary together with the more detailed information that is contained in this Pricing Supplement, the accompanying Prospectus and Prospectus Supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page 7of this Pricing Supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

What are the Notes?

The Notes are issued by us, The Royal Bank of Scotland N.V., and are fully and unconditionally guaranteed by our parent company, RBS Holdings N.V.  The Notes are senior notes of The Royal Bank of Scotland N.V. that have a maturity of 7 years.  We cannot redeem the Notes on any earlier date.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

All payments on the Notes, including payment of principal at maturity, are subject to the creditworthiness of The Royal Bank of Scotland N.V., as the issuer, and RBS Holdings N.V., as guarantor. In other words, payments on the Notes will depend on the ability of The Royal Bank of Scotland N.V. and RBS Holdings N.V. to meet their payment obligations when due.

What will I receive at maturity of the Notes?

For each $1,000 principal amount of Notes, you will receive a cash payment equal to $1,000, and any accrued and unpaid interest on the Notes, at maturity.

Will I receive interest payments?

Yes.  Interest will be payable monthly in arrears on the last day of each month, commencing on April 30, 2011 (each an “Interest Payment Date”); provided, that, if such day is not a Business Day, interest will be paid on the immediately succeeding Business Day and no additional interest will accrue in respect of such delay.  Interest, if any, will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The last Interest Payment Date will be the Maturity Date.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

How will the interest on the Notes be calculated?

One of our affiliates, RBS Securities Inc., will serve as calculation agent for the Notes, and will determine the interest payable on the Notes in accordance with the following Interest Rate Formula:

•	From and including the Settlement Date and through but excluding March 31, 2012, interest on the Notes will accrue at the rate of 5.00% per annum.

•	Thereafter, interest on the Notes will accrue at a rate per annum equal to the sum of:

(a)	the applicable CPI Inflation Adjustment (as described below); and

(b)	1.75%.

However, in no event will the interest rate payable on the Notes be greater than 8.00% per annum or less than 0.00% per annum.  Because interest is paid monthly you will receive a pro rated amount of the per annum rate.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

The CPI Inflation Adjustment equals the percentage change in the Consumer Price Index between (a) the month that is 15 months prior to the month in which the applicable Interest Payment Period begins, and (ii) the month that is three months prior to the month in which the applicable Interest Payment Period begins, calculated as follows (rounded to the nearest five decimal places):

(CPIA / CPIB ) - 1

The Consumer Price Index (the “CPI”) is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment (CPI-U NSA) published by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”), as described more fully in the heading “Information Regarding the Consumer Price Index” in this Pricing Supplement.  If the CPI is permanently cancelled or is not calculated or published by the BLS on any Interest Determination Date, the calculation agent will use another method of determining the applicable levels of the CPI as described under the heading "Information Regarding the Consumer Price Index—Unavailability of the CPI" in this Pricing Supplement.

“CPIA” means the level of the CPI first published by the BLS (without regard to any subsequent corrections or revisions to that first published level) for the month that is three calendar months prior to the month in which the relevant Interest Payment Period begins. For example, CPIA for the interest to be paid in April of each year after the first year of the Notes will be the CPI for the preceding December.

            “CPIB” means the level of the CPI first published by the BLS (without regard to any subsequent corrections or revisions to that first published level) for the month that is 15 calendar months prior to the month in which the relevant Interest Payment Period begins. For example, CPIB for the interest to be paid in April of each year after the first year of the Notes will be the CPI for the second preceding December.

On and after March 31, 2012, interest accruing on the Notes for each Interest Payment Period will be determined on each Interest Determination Date.  The “Interest Determination Date” for each Interest Payment Period will be the second Business Day prior to the first day of such Interest Payment Period (the “Interest Reset Date”).

The first Interest Payment Period will commence on, and will include, the Settlement Date of the Notes and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Payment Period will commence on, and will include, an Interest Payment Date and will end on, but will exclude, the succeeding Interest Payment Date or the Maturity Date, as applicable.

If any Interest Payment Date, including the Maturity Date of the Notes, falls on a date that is not a Business Day, no adjustment will be made to the length of the corresponding monthly Interest Payment Period; however, we will make the required interest payment on the next Business Day and no additional interest will accrue in respect of the payment made on the next Business Day.

Is the interest payable on the Notes limited in any way?

Yes.  Interest payable on the Notes on any Interest Payment Date occurring on or after April 30, 2012 will depend on the CPI Inflation Adjustment on the relevant Interest Determination Date.  Further, the interest payable on the Notes will not exceed 8.00% per annum, regardless of the level of the CPI Inflation Adjustment.  You may not receive any interest on or after April 30, 2012 if the sum of (a) the applicable CPI Inflation Adjustment and (b) 1.75% is equal to or less than zero.

What is the minimum required purchase?

You may purchase Notes in minimum denominations of $1,000 or in integral multiples thereof.

Is there a secondary market for the Notes?

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be extremely limited.  You should be willing to hold your Notes until the Maturity Date.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or may post indicative prices for the Notes in the secondary market.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

What is the CPI?

The CPI is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment (CPI-U NSA) published by the BLS. The CPI is a measure of the prices paid by urban consumers in the U.S. for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs, and charges for doctor and dentist services. In calculating the CPI, prices for the various items are averaged together with weights that represent their importance in the spending of urban households in the U.S. The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns.  The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.000. The base reference period for the CPI is the 1982-1984 average. The CPI for a particular calendar month is published during the following month.

You can obtain the level of the CPI from the Bloomberg under the symbol “CPURNSA <Index>”, or from the BLS’s internet website at www.bls.gov/cpi/home.htm. Please note that the information that may be included in these websites is not part of, nor should it be deemed to be incorporated into, this Pricing Supplement.

How has the CPI performed historically?

We have provided below under the heading “Information Regarding the Consumer Price Index” additional information on the CPI and a sampling of the historical levels of the CPI.   We have provided this historical information to help you evaluate the behavior of the CPI in various periods.  Historical levels of the CPI, however, are not indicative of future levels of the CPI.

What else should I consider before investing the Notes?

The Notes are not suitable for all investors.  You may wish to consider the Notes if:

•	you believe that the CPI will increase during the term of the Notes;

•	after the first year of the term of the Notes, you accept that the interest payments on the Notes is uncertain and may be zero for any Interest Payment Date;

•	you accept that interest payable on the Notes on any Interest Payment Date will not exceed 8.00%;

•	you anticipate that, after the first year of the term of the Notes, the CPI Inflation Adjustment on each Interest Determination Date will be sufficient to provide you with your desired return;

•
you do not anticipate that, after the first year of the term of the Notes, the CPI Inflation Adjustment on each Interest Determination date will be sufficiently high to cause the rate of interest on the Notes to be limited to 8.00%;

•	you are willing and able to hold the Notes to maturity; and

•	you are willing to bear the risk that the Notes may bear a below market interest rate which may in fact be zero.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

What are the tax consequences of owning the Notes?

We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal tax purposes.  As a result, if you are a U.S. taxable investor, regardless of your method of accounting, you will generally be required to accrue as ordinary income amounts based on the “comparable yield” of the Notes, as determined by us, which may be in excess of any actual interest payments made on the Notes in a particular taxable year.  Further, the amount of income a U.S. taxable investor will be required to recognize each year will be adjusted to the extent the amount of the actual interest payments on the Notes differ from the projected amounts payable in such year.  In addition, any gain recognized upon a sale, exchange or retirement of the Notes will generally be treated as ordinary interest income for U.S. federal income tax purposes.

You should review the section in this Pricing Supplement entitled “United States Federal Income Taxation.”  Additionally, you are urged to consult your tax advisor regarding the tax treatment of the Notes and whether a purchase of the Notes is advisable in light of the tax treatment and your particular situation.

Tell me more about The Royal Bank of Scotland N.V. and RBS Holdings N.V.

The Royal Bank of Scotland N.V. is the new name of ABN AMRO Bank N.V.

RBS Holdings N.V. is the new name of ABN AMRO Holding N.V.

On February 6, 2010, ABN AMRO Bank N.V. changed its name to The Royal Bank of Scotland N.V. and on April 1, 2010 ABN AMRO Holding N.V. changed its name to RBS Holdings N.V.

The name changes are not changes of the legal entities that will issue and guarantee, respectively, the Notes referred to herein, and the name changes do not affect any of the terms of the Notes.  The Notes will continue to be issued by The Royal Bank of Scotland N.V. and to be fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

While the name “ABN AMRO Bank N.V.” is used by a separate legal entity, which is owned by the State of The Netherlands (the “Dutch State”), neither the separate legal entity named ABN AMRO Bank N.V. nor the Dutch State will, in any way, guarantee or otherwise support the obligations under the Notes.

The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Notes.

For additional information, see “The Royal Bank of Scotland N.V. and RBS Holdings N.V.” in the accompanying prospectus dated April 2, 2010.

What are some of the risks in owning the Notes?

Investing in the Notes involves a number of risks.  We have described the most significant risks relating to the Notes under the heading “Risk Factors” in this Pricing Supplement, beginning on the next page, which you should read before making an investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

RISK FACTORS

An investment in the Notes entails significant risks.  You should carefully consider the risks related to the Notes and whether these Notes are suited to your particular circumstances before deciding to purchase them.  The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Notes.

Credit Risk

The Notes are issued by RBS N.V. and guaranteed by RBS Holdings N.V., RBS N.V.’s parent company.  As a result, investors in the Notes assume the credit risk of RBS N.V. and that of RBS Holdings N.V. in the event that RBS N.V. defaults on its obligations under the Notes. This means that if RBS N.V. and RBS Holdings N.V. fail, become insolvent, or are otherwise unable to pay their obligations under the Notes, you could lose some or all of your initial principal investment.

Although We Are a Bank, the Notes Are Not Bank Deposits and Are Not Insured or Guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any Other Government Agency

The Notes are our obligations but are not bank deposits. In the event of our insolvency the Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

You May Not Earn Any Return on Your Investment after March 31, 2012

The interest payable on the Notes after March 31, 2012 will be based on the CPI Inflation Adjustment.  For each Interest Payment Period commencing on March 31, 2012, if there is a year-over-year decrease in the CPI, the applicable interest rate for that Interest Payment Period may be equal to zero.  As a result, you could receive little or no interest payment on one or more of the Interest Payment Dates after March 31, 2012.  If the sum of (a) the applicable CPI Inflation Adjustment and (b) spread of 1.75% is constantly less than or equal to zero on each Interest Determination Date over the term of the Notes, your return on the Notes will be limited to the interest payments occurring on and prior to March 31, 2012.

We have no control over various matters, including economic, financial and political events, which may affect the levels of the CPI, and thus the CPI Inflation Adjustment.  You should have a view as to the CPI, and must be willing to forgo guaranteed market rates of interest for most of the term of the Notes, before investing.

Your Return is Limited

The interest rate payable on the Notes will not be greater than 8.00% per annum regardless of the level of the CPI.  Accordingly, you will not benefit from any increase in the CPI Inflation Adjustment that is greater than the difference between 8.00% and the spread of 1.75%.

The Return on the Notes May Be Lower Than the Return on a Conventional Debt Security with a Comparable Maturity

After March 31, 2012, it is possible that the rate of interest for any Interest Payment Period will be 0.00%.  This will occur if the sum of (a) the applicable CPI Inflation Adjustment and (b) the spread of 1.75% is zero or a negative number.  Even if the CPI Inflation Adjustment is greater than such an amount, the resulting interest rate may be less than returns otherwise payable on other debt securities with similar maturities.

In addition, while increases in the levels of the CPI will increase the monthly rate of interest payable on the Notes after the first year of their term, changes in these levels will not increase the principal amount payable to you at maturity.  Even if interest is paid on the Notes after their first year, the yield that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money, including inflation.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

Liquidity Risk

The Notes will not be listed on any securities exchange.  Accordingly, there may be little or no secondary market for the Notes and information regarding independent market pricing of the Notes may be very limited or non-existent.  The value of the Notes in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.  We cannot assure you that a trading market for your Notes will ever develop or be maintained.  There may be a limited number of buyers when you decide to sell your Notes, which may affect the price you receive for your Notes or your ability to sell your Notes at all.

We anticipate that one or more of our affiliates will make a market in the Notes.  Our affiliates may make purchases and sales of the Notes from time to time in off-exchange transactions or pay post indicative prices for the Notes in the secondary market on a designated website or via Bloomberg.  However, none of our affiliates is required to do so, and any of them may discontinue any market-making activities and may stop posting indicative prices at any time.  Further, any prices shown on any website or Bloomberg page are indicative prices only and, as such, there can be no assurance that any trade could be executed at such prices.

If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the CPI

In the ordinary course of their businesses, our affiliates may have expressed views on expected movements in the CPI and related rates, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to the CPI and related rates may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the CPI, the CPI Inflation Adjustment and related rates from multiple sources, and you should not rely on the views expressed by our affiliates.  Neither the offering of the Notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the Notes.

The BLS, as Sponsor of the CPI, May Adjust the Calculation of the CPI in a Way That Affects Its Value, and the BLS Has No Obligation to Consider Your Interests.

We cannot assure you that the BLS will not change the method by which it calculates the CPI in a way that reduces the level of the CPI. Similarly, the BLS may alter, discontinue, or suspend calculation or dissemination of the CPI. Any of these actions could adversely affect the value of the Notes. The BLS will have no obligation to consider your interests in calculating or revising the CPI.

Secondary Market Prices for the Notes, if any, Will Be Affected By Various Unpredictable Factors, and May Be Less than the Principal Amount of the Notes

It is important to note that there are many factors outside of our control that may affect the secondary market value of the Notes.  A number of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  Such factors include, but are not limited to, those described below.  The following paragraphs describe the expected impact on the market value of the Notes from a change in a specific factor, assuming all other conditions remain constant:

•
The level of the CPI. We expect that the market value of the Notes will depend substantially on the level by which the CPI changes from year to year.  In addition, because the interest rate payable on the Notes is capped at the Maximum Interest Rate of 8.00% per annum, we do not expect that the Notes will trade in any secondary market at a price that is greater than a price that reflects the cap.

•
Changes in the levels of interest rates may affect the market value of the Notes. In general, if U.S. interest rates increase, we expect that the market value of the Notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the Notes will increase.  The level of interest rates

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

in the United States may affect the U.S. economy and, in turn, the level of the CPI.  Changes in prevailing interest rates may decrease the level of the CPI, which decrease the market value of the Notes.

•
Volatility of the CPI. Volatility is the term used to describe the size and frequency of market fluctuations. The level of the CPI has had periods of significant volatility. The volatility of the level of the CPI during the term of the Notes may vary. Increases or decreases in the volatility of the CPI may have an adverse impact on the market value of the Notes.

•
Economic and other conditions generally. General economic conditions in the United States, U.S. monetary and fiscal policies, inflation, and other financial, political, regulatory, and judicial events may affect the levels of the CPI. These factors are interrelated in complex ways, and may adversely affect the levels of the CPI and the market value of your Notes.

•
Time to maturity. We anticipate that the Notes may have a market value that may be different from that which would be expected based on the levels of interest rates and the CPI. This difference will reflect a time premium due to expectations concerning the CPI during the period before the Maturity Date. In general, as the time remaining to maturity decreases, the value of Notes will approach a value that reflects the remaining interest payments on the Notes based on the then-current CPI and the CPI Inflation Adjustment levels.

Some or all of these factors will influence the price that you will receive if you sell your Notes in the secondary market, if any, prior to maturity.  Thus, if you sell your Notes before maturity you may not receive back your entire principal amount.

Consumer Prices May Change Unpredictably, Affecting the Level of the CPI and the Market Value of the Notes in Unforeseeable Ways

Market prices of the consumer items underlying the CPI may fluctuate based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of the CPI and the market value of the Notes in varying ways. Different factors may cause the level of the CPI to move in inconsistent directions and rates.

The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices

The issue price of the Notes includes commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  As a result, the market value of the Notes on the pricing date, as determined by reference to pricing models used by the selling agents, may be significantly less than the issue price.  Assuming no change in market conditions or any other relevant factors after the pricing date, the price, if any, at which the selling agents, any of our affiliates or another purchaser may be willing to purchase Notes in secondary market transactions will likely be lower than the issue price of the Notes, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the costs associated with hedging our obligations under the Notes.  In addition, any such secondary prices may differ from values determined by reference to pricing models used by the selling agents.  Further, if you sell your Notes before maturity, you will likely be charged a commission for secondary market transactions, or customary bid and asked spreads.  If you sell your Notes before the Maturity Date, the price that you receive may be less than the original issue price of the Notes or the price that you paid for them.

Changes in Our Credit Ratings Are Expected to Affect the Value of the Notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.  Credit ratings do not reflect interest rate risk, which we discuss above. Credit ratings also do not address the price, if any, at which the Notes may be resold prior to maturity (which may be substantially less than the issue price of the Notes), and they are not recommendations to buy, sell or hold the Notes.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

Further, any credit ratings that are assigned to the Notes may not reflect the potential impact of all risks on their market value.

Our Trading and Hedging Activities May Create Potential Conflicts of Interest

We expect to enter into transactions to hedge our obligations under the Notes, including trading in interest rate swaps and options, executing other derivative instruments, or purchasing securities linked to the CPI or other rates.  We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliates. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty. These trading and hedging activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions for our other customers, and in accounts under our management.  Through our affiliates, we may modify our hedge position during the life of the Notes by purchasing and selling interest rate swaps or options or positions in other securities or instruments that we may wish to use in connection with such hedging.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the Notes may decline.

Potential Conflicts of Interest between Holders of the Notes and the Calculation Agent

Our affiliate, RBSSI, will be the calculation agent for the Notes and, in such capacity, will determine the amount of interest to be paid on the Notes.  Under some circumstances, these duties could result in a conflict of interest between RBSSI’s status as our subsidiary and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with judgments that it would be required to make if the CPI is not published or is unavailable.  See the section entitled “Information Regarding the Consumer Price Index—Unavailability of the CPI.”  The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we are affiliated with the calculation agent, potential conflicts of interest could arise.

No Security Interest in Securities or Other Financial Instruments Held by Us

The indenture governing the Notes does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities or other instruments acquired by us or our affiliates. Neither we nor Holdings nor any of our affiliates will pledge or otherwise hold those securities or other instruments for the benefit of holders of the Notes.  Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holdings, as the case may be, any of those securities or instruments that we or Holdings own will be subject to the claims of our creditors or Holdings’ creditors generally and will not be available specifically for the benefit of the holders of the Notes.

Certain Aspects of the U.S. Federal Income Tax Consequences of the Notes are Uncertain, and May be Adverse to a Holder of the Notes.

No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes.  As a result, certain aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain.  We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under the section entitled “United States Federal Income Taxation.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income or loss with respect to the Notes may differ.  No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made herein. Please read carefully the section below entitled “United States Federal Income Taxation.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

INFORMATION REGARDING THE CONSUMER PRICE INDEX
General

We have obtained all information regarding the CPI contained in this Pricing Supplement, including its make-up, method of calculation and changes in its components, from publicly available sources. This information reflects the policies of, and is subject to change by, the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”). The BLS is not involved in the offering of the Notes in any way and has no obligation to consider your interests as a holder of the Notes. The BLS has no obligation to continue to publish the CPI, and may discontinue publication of the CPI at any time in its sole discretion. The consequences of the BLS discontinuing publication of the CPI are described below, under “—Unavailability of the CPI.” None of us, the calculation agent, or the selling agent assumes any responsibility for the calculation, maintenance, or publication of the CPI or any successor index, or the accuracy or completeness of any information relating to the CPI.

The CPI for purposes of the Notes is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment, which is published monthly by the BLS. The BLS makes the majority of its consumer price index data and press releases publicly available immediately at the time of release. The CPI is published by the BLS on its internet website www.bls.gov/cpi/home.htm, and is currently available only for reference purposes on the Bloomberg® website, www.bloomberg.com, under the symbol “CPURNSA <Index>”. A schedule of the dates for upcoming releases of the CPI may be found at the BLS’s internet website at http://www.bls.gov/schedule/news_release/cpi.htm. Please note that the information that may be included in these websites is not part of, nor should it be deemed to be incorporated into, this Pricing Supplement.

The CPI is a measure of prices paid by urban consumers in the U.S. for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs, and charges for doctor and dentist services. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds, and life insurance are not included. The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees, and others not in the labor force. In calculating the CPI, prices for the various items are averaged together with weights that represent their importance in the spending of urban households in the U.S. The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.000. The base reference period for the CPI is the 1982-1984 average. The CPI for a particular calendar month is published during the following month.

Unavailability of the CPI

If the CPI is permanently cancelled or is not calculated and announced by the BLS but (a) is calculated and announced by a successor sponsor (the “Successor Sponsor”) acceptable to RBSSI, as calculation agent, or (b) is replaced by a successor index (the “Successor Index”) using, in the determination of the calculation agent, the same or a substantially similar or otherwise appropriate formula for and method of calculation as used in the calculation of the CPI, then the CPI for purposes of the Notes will be deemed to be replaced by the index so calculated and announced by that Successor Sponsor or that Successor Index, as the case may be. If the calculation agent selects a Successor Index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us, and to the holders of the Notes.

If the CPI is rebased or similarly adjusted at any time (as rebased or adjusted, the “Rebased Index”), the calculation agent will determine the CPI and the monthly interest rates after the first year of the Notes using the Rebased Index.

If the CPI is permanently cancelled or is not calculated and announced by a Successor Sponsor or replaced by a Successor Index, then the calculation agent will notify the trustee, us and the holders of the Notes and will calculate the appropriate levels of the CPI in a commercially reasonable manner.

Notwithstanding these alternative arrangements, discontinuance of the publication of the CPI may adversely affect trading in the Notes.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

Historical Information

We have provided the following historical information to help you evaluate the behavior of the CPI in various periods.  The historical performance of the CPI should not be taken as an indication of the future performance of the CPI during the term of the Notes.  Fluctuations in the level of the CPI make the Notes’ effective interest rate difficult to predict and can result in an effective interest rate to investors that is lower than anticipated.  Fluctuations in the CPI and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

You cannot predict the future performance of the Notes or of the CPI based on the historical levels of the CPI.  Neither we nor Holdings can guarantee that the year-over-year levels of the CPI will be maintained or will increase over the term of the Notes so that you will receive any minimum rate of interest for any Interest Payment Period over the term of the Notes.  The actual interest rate on the Notes for any Interest Payment Period after March 31, 2012 will depend on the actual levels of the CPI in the applicable calendar months.

The following graph shows for illustrative purposes, from February 2006 to February 2011:

•	the percentage change in the CPI for each calendar month, as compared to the same month in the prior year; and

•	the percentage change described above added to the spread of 1.75%, adjusted to reflect the Minimum Interest Rate of 0.00% per annum and the Maximum Interest Rate of 8.00% per annum.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

The following table shows the historical monthly levels of the CPI from January 2006 through February 2011, as reported by the BLS and published on the Bloomberg® website, www.bloomberg.com, under the symbol “CPURNSA <Index>“, as well as the percentage change of each monthly CPI level as compared to the CPI level of the prior year. We do not make any representation or warranty as to the accuracy or completeness of the CPI data in the table below.

Monthly Levels of the CPI and Year–Over-Year Percentage Changes in the Level of the CPI

	2006		2007		2008		2009		2010		2011
	Level	Growth	Level	Growth	Level	Growth	Level	Growth	Level	Growth	Level	Growth
January	198.300	3.98532%	202.416	2.07564%	211.080	4.28029%	211.143	0.02985%	216.687	2.62571%	220.223	1.63185%
February	198.700	3.59750%	203.499	2.41520%	211.693	4.02656%	212.193	0.23619%	216.741	2.14333%	221.309	2.10758%
March	199.800	3.36265%	205.352	2.77878%	213.528	3.98146%	212.709	-0.38356%	217.631	2.31396%
April	201.500	3.54573%	206.686	2.57370%	214.823	3.93689%	213.240	-0.73689%	218.009	2.23645%
May	202.500	4.16667%	207.949	2.69086%	216.632	4.17554%	213.856	-1.28144%	218.178	2.02099%
June	202.900	4.31877%	208.352	2.68704%	218.815	5.02179%	215.693	-1.42678%	217.965	1.05335%
July	203.500	4.14534%	208.299	2.35823%	219.964	5.60012%	215.351	-2.09716%	218.011	1.23519%
August	203.900	3.81874%	207.917	1.97008%	219.086	5.37186%	215.834	-1.48435%	218.312	1.14810%
September	202.900	2.06237%	208.490	2.75505%	218.783	4.93693%	215.969	-1.28621%	218.439	1.14368%
October	201.800	1.30522%	208.936	3.53617%	216.573	3.65519%	216.177	-0.18285%	218.711	1.17219%
November	201.500	1.97368%	210.177	4.30620%	212.425	1.06957%	216.330	1.83830%	218.803	1.14316%
December	201.800	2.54065%	210.036	4.08127%	210.228	0.09141%	215.949	2.72133%	219.179	1.49572%

Disclaimer by Us, Holdings and the Calculation Agent

All information in this Pricing Supplement relating to the CPI is derived from Bloomberg, the Bureau of Labor Statistics of the U.S. Department of Labor, and other public sources.  Neither we nor Holdings nor the calculation agent has independently verified any such information.  Neither we nor Holdings nor the calculation agent shall have any responsibility for any error or omissions in the calculation and publication of the CPI.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS

As described above, for each Interest Payment Date occurring after March 31, 2012 (prior to which interest is payable at the Initial Interest Rate), the Notes will pay interest at a per annum interest rate calculated in accordance with the Interest Rate Formula.  The hypothetical examples below illustrate the calculation of the rate of interest payable on the Notes, rounded to five decimal places, payable on the Interest Payment Date of April 30, 2012 (i.e., for the monthly Interest Payment Period commencing on, and including, March 31, 2012 and ending on, but excluding, April 30, 2012), based on the CPI for December 2010 (i.e., CPIB), which was 219.179, and the spread of 1.75%.  These examples illustrate the process by which the calculation agent will determine the interest rate and interest payment amount for all Interest Payment Dates occurring after March 31, 2012.

These examples are for illustration only.  The actual interest payable on the Notes will depend on the actual CPI Inflation Adjustment applicable to each Interest Payment Period during the term of the Notes.

Example 1:

In this example, the hypothetical level of the CPI for December 2011 (i.e., CPIA) is 205.428, which is less than CPIB.  The hypothetical annual rate of interest for the interest payment to be made on April 30, 2012 would be:

=           [(CPIA / CPIB ) – 1] + 1.75% per annum
=           -6.27387% + 1.75% per annum
=           -4.52387% per annum

In this example, the hypothetical interest rate for the monthly Interest Payment Period would be equal to 0.00% because the annualized interest rate applicable to any interest period cannot be less than the Minimum Interest Rate.

Interest rate for that monthly Interest Payment Period	= 0.00000% (Minimum Interest Rate)
Interest payment on the Interest Payment Date	= $0.00 per Note

Example 2:

In this example, the hypothetical level of the CPI for December 2011 (i.e., CPIA) is 223.549.  The hypothetical annual rate of interest for the interest payment to be made on April 30, 2012 would be:

=           [(CPIA / CPIB ) – 1] + 1.75% per annum
=           1.99380% + 1.75% per annum
=           3.74380% per annum

Interest rate for this monthly Interest Payment Period	= 3.74380% per annum x (30/360)
= 0.31198%
Interest payment on the Interest Payment Date	= $1,000 x 0.31198%
= $3.12 per Note

Example 3:

In this example, the hypothetical level of the CPI for December 2011 (i.e., CPIA) is 239.782.  The hypothetical annual rate of interest for the interest payment to be made on April 30, 2012 would be:

=           [(CPIA / CPIB ) – 1] + 1.75% per annum
=           9.40008% + 1.75% per annum
=           11.15008% per annum

In this example, the hypothetical interest rate for the monthly Interest Payment Period would be equal to 8.00% because the annualized interest rate applicable to any interest period cannot be more than the Maximum Interest Rate.

Interest rate for that monthly Interest Payment Period	= 8.00000% (Maximum Interest Rate) x (30/360)
= 0.66667%
Interest payment on the Interest Payment Date	= $1,000 x 0.66667%
= $6.67 per Note

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

DESCRIPTION OF THE NOTES

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount:	$7,500,000

Settlement Date	March 31, 2011

Issue Price	100% ($1,000 principal amount per Note)

Maturity Date	March 31, 2018; provided that if such day is not a Business Day then such day will be the next following Business Day.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Payment at Maturity	100% of the principal amount, plus any accrued and unpaid interest to, but excluding, the Maturity Date.

Specified Currency	U.S. Dollars

Denominations	The Notes may be purchased in denominations of $1,000, which we refer to as the principal amount, and integral multiples thereof.

Form of Notes	The Notes will be represented by a single registered global security, deposited with The Depository Trust Company (“DTC”).

Guarantee
The payment and delivery obligations of The Royal Bank of Scotland N.V. under the Notes, when and as they shall become due and payable, whether at maturity, or upon acceleration or redemption, are fully and unconditionally guaranteed by RBS Holdings N.V.

Interest Determination Date	The second Business Day preceding the first day of an Interest Payment Period.

Interest Payment Dates
The last day of each month, provided that if any such day is not a Business Day, then the Interest Payment Date will be the following Business Day, and no additional interest will accrue in respect of the delay in the interest payment.  The last Interest Payment Date will be the Maturity Date.

Interest Payment Periods
The first Interest Payment Period will commence on, and will include, the Settlement Date of the Notes and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Payment Period will commence on, and will include, an Interest Payment Date and will end on, but will exclude, the succeeding Interest Payment Date or the Maturity Date, as applicable.

Interest Reset Date	The first day of each Interest Payment Period.

Interest Rate	The calculation agent will determine the interest rate per annum applicable to each Interest Payment Period on the immediately preceding Interest Determination Date based on the Interest Rate Formula.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

Interest Rate Formula	On each Interest Payment Date on or prior to March 31, 2012, the Initial Interest Rate of 5.00%.

On each Interest Payment Date after March 31, 2012, the Notes will accrue interest at a rate per annum equal to:

(a) the applicable CPI Inflation Adjustment, plus

(b) 1.75%.

However, in no event will the interest rate be less than the Minimum Interest Rate of 0.00% or greater than the Maximum Interest Rate of 8.00%.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

CPI Inflation Adjustment
The percentage change in the Consumer Price Index between (a) the month that is 15 months prior to the month in which the applicable Interest Payment Period begins, and (ii) the month that is three months prior to the month in which the applicable Interest Payment Period begins, calculated as follows, rounded to five decimal places:

(CPIA / CPIB ) - 1

Consumer Price Index	The Consumer Price Index is the non-revised index of Consumer Prices for All Urban Consumers before seasonal adjustment published by the Bureau of Labor Statistics of the U.S. Department of Labor.

CPIA
The level of the CPI first published by the Bureau of Labor Statistics of the U.S. Department of Labor (without regard to any subsequent corrections or revisions to that first published level) for the month that is three calendar months prior to the month in which the relevant Interest Payment Period begins.

CPIB
The level of the CPI first published by the Bureau of Labor Statistics of the U.S. Department of Labor (without regard to any subsequent corrections or revisions to that first published level) for the month that is 15 calendar months prior to the month in which the relevant Interest Payment Period begins.

Trustee	Wilmington Trust Company

Calculation Agent
RBSSI, which is our affiliate.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts
Subject to certain exceptions and limitations described in “Description of Debt Securities — Payment of Additional Amounts” in the accompanying Prospectus, we will pay such additional amounts to holders of the Notes as may be necessary in order that the net payment of the principal of the Notes and any other amounts payable on the Notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Notes to be then due and payable.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

Book Entry
The indenture for the Notes permits us at anytime and in our sole discretion to decide not to have any of the Notes represented by one or more registered global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

UNITED STATES FEDERAL INCOME TAXATION

Notice Under U.S. Treasury Department Circular 230:  The tax discussions contained in this discussion or any other document referenced herein were not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. These discussions were written to support the promotion or marketing of the transactions or matters addressed in this Pricing Supplement.

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to U.S. holders (as defined below) of the purchase, ownership and disposition of the Notes.  Notes and payments thereon generally are subject to U.S. federal income taxation.

A prospective holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.  The following discussion is general and may not apply to a specific holder’s particular circumstances for any of the following (or other) reasons:

•
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), and rulings and decisions as in effect as of the date of this Pricing Supplement. Changes to any of these after this date may affect the tax consequences described below, possibly retroactively.

•
This summary discusses only Notes acquired by beneficial owners at original issuance and held as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to beneficial owners subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, tax-exempt organizations, brokers and dealers in securities or currencies, certain securities traders and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances, such as a beneficial owner holding a Note as a position in a straddle, hedging, conversion or other integrated investment or a beneficial owner whose functional currency is not the U.S. dollar.

•
The Notes also may be subject to the U.S. federal estate tax, taxes imposed by states and possessions of the United States and by local taxing authorities, and may be subject to tax in other jurisdictions. Prospective holders should consult their own tax advisors as to the tax consequences of acquiring, owning and disposing of Notes.

No ruling has or will be sought from the U.S. Internal Revenue Service (the “IRS”) regarding the matters addressed below and the conclusions expressed herein are not binding on the IRS or any court, which might not agree with the tax treatment described in this discussion.

Because the following discussion may not apply to all prospective holders, each prospective holder should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of Notes.

For purposes of the following discussion, a “U.S. holder” means: (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source, (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and at least one U.S. Person has the authority to control all substantial decisions of the trust, or (v) certain trusts in existence on August 20, 1996, and treated as United States persons (within the meaning of section 7701(a)(30) of the Code) prior to such date, that elect to continue to be treated as United States persons, as provided in the Treasury Regulations.

If a partnership holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. The discussion below does not discuss the acquisition, ownership or disposition of a Note by a partnership.  A partner in a partnership holding the Notes should consult its tax advisor regarding the consequences to the U.S. federal income tax treatment of an investment in the Notes.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

For purposes of the following discussion, any interest with respect to the Notes, as determined for U.S. federal income tax purposes, will be treated as from sources outside the United States.

Payments of Interest

We intend to treat the Notes as “contingent payment debt instruments” (“CPDIs”) for U.S. federal income tax purposes.  Under this treatment, a U.S. holder must accrue original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” both as described below, and make appropriate adjustments for actual interest payments on the Notes.

The comparable yield is determined by us at the time of issuance of the Notes and takes into account the yield at which we could issue a fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the Notes. The comparable yield may be greater than or less than the stated interest with respect to the Notes.  A “projected payment schedule” generally is a series of projected payments the amount and timing of which would produce a yield to maturity on the instrument equal to the comparable yield used.

For U.S. federal income tax purposes, a U.S. holder, regardless of the holder’s method of accounting, will be required to use the comparable yield and projected payment schedule established by us in determining interest accruals and adjustments in respect of a Note, unless the holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

A U.S. holder will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of the actual payments over projected payments, in respect of a Note for a taxable year.  A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a Note for a taxable year (i) will first reduce the amount of interest in respect of the Note that a U.S. holder otherwise would be required to include in income in the taxable year, and (ii) any excess will give rise to an ordinary loss to the extent that the amount of all previous interest inclusions under the Note exceeds the total amount of the U.S. holder’s net negative adjustments treated as ordinary loss on the Note in prior taxable years.

A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions.  Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the Note or to reduce the amount realized on a sale, exchange or retirement of the Note.

If a contingent payment becomes fixed (within the meaning of applicable Treasury regulations) more than six months before its due date, a positive or negative adjustment, as appropriate, is made to reflect the difference between the present value of the amount that is fixed and the present value of the projected amount.  The present value of each amount is determined by discounting the amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield.  If all contingent payments on the Note become fixed, substantially contemporaneously, applicable Treasury regulations provide that, with regard to contingent payments that become fixed on a day that is more than six months before their due date, U.S. holders should take into account positive or negative adjustments in respect of such contingent payments over the period to which they relate in a reasonable manner.  U.S. holders should consult their tax advisors as to what would be a “reasonable manner” in their particular situation.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

The following table assumes an issue date of March 31, 2011 and Maturity Date of March 31, 2018 for the Notes and is based upon a projected payment schedule and a comparable yield equal to 4.38% per annum (compounded semi-annually), that we established for the Notes, and shows the amounts of ordinary income from a Note that an initial U.S. holder that holds the Note until maturity and pays taxes on a calendar year basis should be required to report each calendar year.  The following tables are for illustrative purposes only.  The actual tables will be completed on the pricing date and included in the final pricing supplement.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount per unit of the Notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount per unit of the Notes)
2011	$32.82	$32.82
2012	$43.57	$76.38
2013	$43.57	$119.95
2014	$43.61	$163.56
2015	$43.65	$207.21
2016	$43.70	$250.91
2017	$43.74	$294.66
2018	$10.94	$305.60

In addition, we have determined the projected payment schedule for the Notes as follows:

Payment on	Taxable Year
	2011	2012	2013	2014	2015	2016	2017	2018
Jan 31		$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
Feb 28		$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
Mar 31		$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$1,003.55
Apr 30	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
May 30	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
June 30	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
July 31	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
Aug 31	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
Sept 30	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
Oct 31	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
Nov 30	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55
Dec 31	$4.17	$3.55	$3.55	$3.55	$3.55	$3.55	$3.55

You should be aware that these amounts are not calculated or provided for any purposes other than the determination of a U.S. holder’s interest accruals and adjustments with respect to the Notes for U.S. federal income tax purposes.  By providing the table above and the projected payment schedule, we make no representations regarding the actual amounts of interest payments on the Notes after the first year.

Disposition or Retirement of Notes

When a U.S. holder sells, exchanges or otherwise disposes of a Note, or when we retire a Note (including by redemption), a U.S. holder will recognize gain or loss equal to the difference, if any, between the amount the holder realizes upon the disposition or retirement and the holder’s tax basis in the Note. A U.S. holder’s tax basis for determining gain or loss on the disposition or retirement of a Note generally is the holder’s U.S. dollar cost of such Note, increased by the amount of OID includible in the holder’s gross income with respect to such Note, and decreased by the amount of any projected payments previously made on the Note.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

A U.S. holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of the previous interest inclusions in excess of the total net negative adjustments previously taken into account as ordinary losses, and the balance, if any, as a capital loss.  The deductibility of capital losses is subject to limitations.

Medicare Tax

With respect to taxable years beginning after December 31, 2012, certain U.S. holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income.  For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately).  “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income.  Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains.  U.S. holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the Notes.

Information Reporting and Backup Withholding

Interest and OID on the Notes, and the proceeds received from a sale or other disposition of the Notes generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to U.S. backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number, in the case of a U.S. holder) or meet certain other conditions. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return beginning in taxable years after 2010.  Holders are urged to consult their own tax advisors regarding such requirements with respect to the Notes.

General Information

The U.S. federal tax discussion set forth above is included for a prospective holder’s general information only and may not apply to a particular prospective holder’s situation. Each prospective holder should consult its own tax advisors with respect to the tax consequences of the purchase, ownership and disposition of the Notes, including the tax consequences under the tax laws of the United States, states, localities, countries other than the United States and any other taxing jurisdictions and the possible effects of changes in such tax laws.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

USE OF PROCEEDS

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. The issue price of the Notes includes the selling agents’ commissions (as shown on the cover page hereof) paid with respect to the Notes and the cost of hedging our obligations under the Notes.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed our affiliate RBS Securities Inc. (“RBSSI”) as agent for this offering. RBSSI has agreed to use reasonable efforts to solicit offers to purchase the Notes. We will pay RBSSI a commission of 2.50% of the initial offering price of the Notes to solicit offers to purchase the Notes. RBSSI has informed us that, as part of its distribution of the Notes, it intends to sell the Notes to other dealers at the initial offering price less a selling concession.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI sells the Notes, will purchase the Notes at an agreed selling concession. RBSSI has informed us that such selling concessions may vary from dealer to dealer and that not all dealers will purchase the Notes at the same selling concession.  However, in no event will the selling concessions exceed the commission received by RBSSI from us.

RBSSI is an affiliate of ours and RBS Holdings N.V.  RBSSI will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distributing the securities of an affiliate.  Following the initial distribution of any of these Notes, RBSSI may offer and sell those Notes in the course of its business as broker-dealer.  RBSSI may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. RBSSI may use the final pricing supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. RBSSI is not obligated to make a market in any of these Notes and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of Notes.  See “Use of Proceeds” above.

THE ROYAL BANK OF SCOTLAND N.V. Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index Due March 31, 2018

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).  A fiduciary of a Plan should consider fiduciary standards under ERISA (or, in the case of a Non-ERISA Arrangement, any requirements under Similar Law) in the context of the particular circumstances of that Plan or Non-ERISA Arrangement before authorizing an investment in the Notes.  A fiduciary also should consider whether the investment is authorized by, and in accordance with, the documents and instruments governing the Plan or Non-ERISA Arrangement.  In addition, a fiduciary should consider whether the acquisition of Notes may result in any non-exempt transactions prohibited by Section 406 of ERISA, Section 4975 of the Code, or any provision of Similar Law.  Each purchaser of the Notes and each fiduciary who causes any entity to purchase or hold a Note shall be deemed to have represented and warranted, on each day such purchaser holds a Note, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding Notes on behalf of or with the assets of a Plan or a Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.  Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes.

For additional ERISA considerations, see "Benefit Plan Investor Consideration" in the accompanying Prospectus.